Exhibit 10.21

Asset Purchase Agreement
(Translated Version)

Party A: Fang Cheng Missile Plasma Collection Co., Ltd (Fang Cheng Plasma Company)
Party B: Fang Cheng Plasma Collection Station

According to Ministry of Health and the 9 other ministries and commissions jointly issued notice (Wei Yi Fa (2006) No. 118) regarding <Measure on the Transformation of Plasma Collection Station>, and the approval document issued by Guangxi Autonomous Region Health Department regarding <Forwarding Ministry of Health’s Notification Concerning Reporting the progress on the Measures on reforming plasma collection stations (Gui Wei Yi (2006) No.2)>, both parties has mutually agreed to enter into a plasma station assets transfer contract for the benefit of the Provincial development on plasma products and health industry, for the stability of personnel and for the long term development of plasma collection station.

1.     Party B agrees to transfer the whole asset of plasma station to Party A at one time. The transfer price will be RMB 114,770. (Attached the valuation report prepared by Guang Xi He Xin Real Estate Appraisal Co. Ltd.)

2.     Party A agrees to remit the amount to the account designated by Party B within seven days of signing this Agreement.

3.     Party A shall use the transferred assets for operation of plasma collection business. In order for Party A to operate the plasma collection business, Party B shall execute the assets transfer procedure within 15 days after receiving transfer proceed from Party A. Party B shall assist Party A to transfer or obtain necessary license under the name of Party A.

4.     Party A agrees to retain all Party B’s management and workers, and guarantee no adverse adjustment on the wages and benefit. With further development of Plasma Company, Party A agreed to implement corporate governance and shall comply with relevant labor law to sign employment contract and responsible for social insurance.

5.     Party A shall manage the station strictly in accordance with the requirement of "Regulation of Plasma Products", "GMP", and "Basic Standard of Plasma Collection Station" issued by State Council and ensure the health and safety of the plasma donors, plasma quality and the lawful operation of the station.

6.     To guarantee stable transition and normal operation of plasma operations, Party A shall continue to appoint the current management team.

7.     Party A shall willingly accept the supervision and administration of the local health administrative department. Party B shall coordinate the affairs with local government departments at all levels and seek the support and help from them.

8.     Party B shall be responsible to obtain various preferential terms based on the investment policy from the local government.

9.     Parties hereto may solve matters not mentioned herein through negotiation.

10.   This agreement shall effective on the day when signed and chopped by legal representative of both Parties.

11.   Each party shall hold one set of the agreement.

Party A: Guang Xi Fang Cheng Missile Plasma Collection Co., Ltd

Party B: Fang Cheng Plasma Collection Station

April 30, 2007